EXHIBIT 99.1

| PRESS RELEASE

Deckorators Expands Wausau Supply Partnership to Strengthen National Distribution Network

Expanded relationship builds on successful partnership and complements Deckorators’ distribution network with ProWood and Forest Products Supply

GRAND RAPIDS, Mich., Nov. 2, 2026 — Deckorators®, a leading brand in the outdoor living industry and part of UFP Industries, Inc. (Nasdaq: UFPI), today announced an expansion of its distribution partnership with Wausau Supply Co., extending access to Deckorators decking, railing and outdoor living products across additional U.S. markets.

The expansion builds on the partnership established in February 2025, which initially brought Deckorators products to Washington, Idaho, Colorado, Utah, Ohio, Lower Michigan and Indiana. Wausau Supply will now extend Deckorators distribution across its full network, reaching dealers in 42 states, further strengthening the brand’s national distribution network alongside ProWood® and Forest Products Supply. This three-partner network ensures Deckorators products reach all 50 states.

“We’ve made significant investments in manufacturing capacity, innovation and the Deckorators brand, and strengthening our distribution capabilities is another important step to position the business for continued growth,” said Will Schwartz, president and CEO of UFP Industries. “Expanding our relationship with Wausau Supply gives us greater market reach and enhances our ability to serve customers as we continue to grow Deckorators nationwide.”

Wausau Supply, a 100% employee-owned building products manufacturer and distributor, operates more than 20 distribution centers serving dealers in 42 states and Canada. The expanded partnership will bring more of the Deckorators portfolio to dealers and contractors throughout its network.

“Bringing Deckorators to every market we serve is one of the biggest growth moves in our 79-year history,” said Brian Miller, president and CEO of Wausau Supply. “Our dealers have been asking for a decking and railing line that helps them stand out, and Deckorators delivers. Now dealers in all 42 states we serve can get it with the inventory, delivery and service they already count on from Wausau Supply. As a 100% employee-owned company, we only grow when our customers grow, and this partnership gives them a real edge heading into the 2027 building season.”

Through this broader distribution network, Deckorators will provide access to its portfolio of decking, railing and outdoor living products, including decking featuring Surestone® technology and new 2027 introductions such as Align Aluminum Railing featuring DropLockTM technology, Essential Aluminum Railing, Elevate decking and Meridian decking with CoolDeck® technology.

“As Deckorators continues to grow, having the right distribution partners in place is critical,” said Landon Tarvin, President of UFP Retail Solutions. “Our focus is not only on bringing innovative products to market, but also ensuring dealers and contractors have the access, service and support they need to grow with Deckorators.”

About Deckorators

Deckorators®, the first name in decking, railing and accessories, invented the low-maintenance aluminum balusters category and has since led the industry with innovative decking and railing products. With dependably on-trend designs, Deckorators lets DIYers and builders extend their creative ideas from a home’s interior to its outdoor living spaces. Deckorators is a brand of UFP Retail Solutions, LLC, a UFP Industries company.

EXHIBIT 99.1

To learn more about Deckorators decking and railing accessories, visit www.deckorators.com or call 1-800-556-8449.

Follow Deckorators on:

●	Instagram: @deckorators
●	LinkedIn: linkedin.com/company/deckorators
●	Facebook: facebook.com/deckorators
●	YouTube: youtube.com/deckoratorsproducts
●	Pinterest: pinterest.com/deckorators

UFP Industries, Inc. (NASDAQ: UFPI)

UFP Industries Inc. is a holding company whose operating subsidiaries—UFP Packaging, UFP Construction and UFP Retail Solutions—manufacture, distribute and sell a wide variety of value-added products used in residential and commercial construction, packaging and other industrial applications worldwide. Founded in 1955, the company is headquartered in Grand Rapids, Michigan, with affiliates in North America, Europe, Asia and Australia. For more about UFP Industries, go to www.ufpi.com.

About Wausau Supply Company

Wausau Supply Company (WSC) is a 100% employee-owned building products manufacturer and distributor headquartered in Schofield, Wisconsin. Founded in 1947 and employee-owned since 2015, WSC’s 1,100+ employee-owners serve lumber and building material dealers, builders and contractors in 42 states from more than 20 locations. WSC makes its own brands at six manufacturing facilities, including Diamond Kote® Siding Systems, ChamClad®, Waudena Entrance Systems and Taylor Entrance Systems, and distributes leading brands including Deckorators and LP SmartSide. Learn more at wausausupply.com.

Media Contacts

Annie Patnaude

(616) 239-7029

Annie.patnaude@ufpi.com

Cassandra Ambrosius

Communications and Digital Strategy Manager, Wausau Supply Company

800-236-1528, Option 9, ext. 12315

cassandra.ambrosius@wausausupply.com